Company Press Release

First Bancorp of Indiana, Inc. Announces Financial Results and Semi-Annual Cash Dividend

EVANSVILLE, Ind., July 19, 2007. First Bancorp of Indiana, Inc., (Nasdaq:FBEI), the holding company for First Federal Savings Bank, reported a net loss of $73,000 for the quarter ended June 30, 2007, compared to net income of $182,000 for the same quarter last year. For the fiscal year ended June 30, 2007, net income was $518,000 versus $1.34 million in fiscal 2006. The loss in the most recent quarter was due in large part to a $270,000 write-down of a residual asset associated with the securitization of automobile loans in fiscal 2005. The influence of the generally flat to inverted yield curve during much of the past year is reflected in the compression of the net interest margins between the comparative quarters and fiscal years. The preceding fiscal year’s net earnings also included an after-tax gain of approximately $414,000 from the sale of a branch banking facility. Noninterest expenses increased significantly between the comparative periods due to the acquisition of Home Building Bancorp, Inc. (HBBI) that was effective October 1, 2006. Additionally, expenses directly related to Sarbanes-Oxley compliance totaled $92,000 for the most recent quarter and $119,000 for the fiscal year.

Earnings for the year ended June 30, 2007, represented $0.30 per average outstanding share (diluted) compared to $0.87 the preceding fiscal year. The company repurchased 31,399 shares of common stock during the twelve months ended June 30, 2007. In addition, 23,586 option shares were exercised and 293,946 shares were issued to former HBBI shareholders. These transactions resulted in 1,840,901 shares outstanding at June 30, 2007. The company's board of directors authorized the payment of dividends totaling $0.60 per share during the year ended June 30, 2007, unchanged from the preceding fiscal year.

The board of directors at its regular meeting on July 18, 2007, declared a semi-annual cash dividend of $0.30 per share, payable to stockholders of record as of July 31, 2007. The dividend will be paid on or about August 14, 2007.

Certain information in this press release may constitute forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors that could cause actual results to differ materially from those estimated. Undue reliance should not be placed on such forward-looking statements.

CONTACT: Michael H. Head, President and CEO, First Bancorp of Indiana, 812-492-8100.

First Bancorp of Indiana, Inc. Consolidated Financial Highlights (in thousands)

	6/30/2007	6/30/2006
Selected Balance Sheet Data:	(unaudited)
Total assets	362,896	294,551
Investment securities	44,602	34,076
Mortgage-backed securities	35,495	36,645
Loans receivable, net	233,237	186,752
Deposit accounts	251,234	189,341
Borrowings	72,496	73,000
Equity capital	34,061	28,206

	Year ended June 30,
	2007	2006
Selected Operating Data:	(unaudited)
Interest income	19,295	14,228
Interest expense	12,039	7,647
Net interest income	7,256	6,581
Provision for loan losses	400	362
Net interest income after provision	6,856	6,219
Noninterest income	2,008	2,652
Noninterest expense	8,286	6,910
Income before income taxes
and cumulative effect of a	578	1,961
change in accounting principle
Income taxes	60	621
Net income	518	1,340

	At or for the year ended June 30,
Selected Financial Ratios:	2007	2006
Performance Ratios:	(unaudited)
Return on average assets	0.15%	0.48%
Return on average equity	1.59%	4.62%
Basic earnings per share	0.30	0.90
Diluted earnings per share	0.30	0.87
Interest rate spread	2.26%	2.49%
Net interest margin	2.32%	2.57%
Other expenses as a % of average total assets	2.40%	2.45%

Asset Quality Ratios:
Nonperforming loans as a % of total loans	0.14%	0.40%
Nonperforming assets as a % of total assets	0.10%	0.28%
Allowance for loan losses as a % of total loans	0.45%	0.45%
Allowance for loan losses as a %
of nonperforming loans	326.69%	110.44%

For further information:
Michael H. Head, President & CEO
(812) 492-8100